Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement on Form S-1 for Albemarle Corporation (File No. 33-77452) and in the registration statement on Form S-8 for the Savings Plan for the Employees of Albemarle Corporation (File No. 33-75622) of our report dated February 7, 1997, on our audits of the consolidated financial statements of Albemarle Corporation and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, appearing on page 38 of the Albemarle Corporation 1996 Annual Report, which report is incorporated by reference in this Annual Report on Form 10-K.

                                                  COOPERS & LYBRAND L.L.P.

Richmond, Virginia
March 26, 1997

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